Exhibit 99

RF Monolithics Reports Third Quarter Financial Results; RFM Reports $3.8 Million in Special Charges and $2.1 Million in Positive Operating Cash Flow

    DALLAS--(BUSINESS WIRE)--June 19, 2003--RF Monolithics, Inc. (Nasdaq:RFMI) today reported sales for the third quarter ended May 31, 2003, of $10.8 million compared to sales of $10.4 million for the third quarter of the prior year. The Company reported net loss of $3.7 million or $0.52 per diluted share compared to net income of $623,000 or $0.09 per diluted share for the prior year's third quarter. The loss for the quarter includes $3.8 million in special non-cash charges resulting from obsolescence and write-down of inventory and asset impairment which were previously announced. The prior year's third quarter benefited from an income tax refund of $991,000 resulting from new tax legislation enacted in March, 2002. Without this quarter's special charges and the prior year's tax adjustment, adjusted net income for the current quarter would have been $144,000, or $0.02 per diluted share and adjusted net loss for the prior year's third quarter would have been $368,000, or $0.05 per diluted share.
    For the nine months ended May 31, 2003, the net loss was $3.6 million or $0.50 per diluted share compared to a net loss of $484,000 or $0.07 per diluted share for the same period of fiscal year 02. The Company's sales were $31.8 million compared to $32.0 million for the prior year's first nine months.
    The special charges previously announced by the Company are the result of the Company's reaction to an abrupt shift in market requirements to smaller packaging by significantly accelerating the migration of its Component and Filter products to smaller packages. Further, the Company modified its product line strategy by reallocating resources to support the newer, smaller package products and by discontinuing selected products. As a result, the Company recorded a $2.6 million special charge related to obsolescence and write down of inventory which is reflected in cost of sales for the quarter. The Company also accelerated further operational consolidation that will improve its cost structure. The Company reported a $1.2 million special charge relating to asset impairment resulting from this continuing consolidation that is reflected in its operating expenses for the quarter.
    President and CEO of RF Monolithics, Inc., David M. Kirk, commented, "We believe the actions taken this quarter in response to the market shift and our cost management initiatives have strengthened the Company and positioned us for profitable growth. We expect to see cost savings of approximately $200,000 per quarter as a result of our facilities consolidation and initiatives to streamline operations.
    "As we guided last quarter, our sales were up 4% over the prior quarter, and apart from the special charges, our expenses were in line with our expectations. We experienced a very favorable product mix this quarter. Sales in our Filter, Frequency Control and Virtual Wire(R) products were the strongest we have seen in the past two years while our Low-Power Component sales were unusually low this quarter. This favorable product mix provided a gross profit margin of 28% before the impact of the special charges -- two margin points above our expectations. A reflection of the positive impact of the improved gross margin is the fact that operating cash flow was a positive $2.1 million for the quarter which allowed us to reduce bank debt by $1.3 million."
    Mr. Kirk further commented, "As we close out this fiscal year, we expect revenue levels for the fourth quarter to remain relatively flat to slightly up from our third quarter. Our product mix will not be as favorable since the bookings activity for the fourth quarter shows strong Low-Power Component activity in the automotive market where we continue to experience pricing pressures. The effect on gross profit margin will be offset somewhat by the cost savings we have in place and we expect to report gross profit margin in the 26-28% range. We expect to be profitable and we also expect our cash flow to remain strongly positive."
    Quarter Highlights:

    -- The Company recorded its 2nd consecutive positive book-to-bill ratio for bookings.

    -- The Company recorded its strongest Filter order activity since the slow-down of the telecom market.

    -- The Company's strength of diversification was demonstrated this quarter when its top five customers represented five diverse markets: automotive, consumer, distribution, industrial, and telecommunications. No single customer represented over 10% of sales for the quarter.

    --  The Company reported record sales for its Virtual Wire(R)
        Products this quarter. The sales represent significant activity in both consumer and industrial applications.

    -- The Company continues to experience a high level of interest and requests for samples and quotes for components and filters in its new smaller package sizes. This is affirmation of the market shift and the response to the shift by the Company during the 3rd quarter.

    -- The Company reported a net loss of $3.7 million for the quarter after a special non-cash charge of $3.8 million. $2.6 million of the charge is related to obsolescence and write down of inventory associated with the acceleration of the Company's migration of its Component and Filter products to smaller packaging in response to market demands. $1.2 million relates to asset impairment resulting from the continuation of its facilities consolidation and its initiatives to streamline its operations.

    -- The Company reported a pre-tax loss of $3.6 million for this nine-month period compared to a pre-tax loss of $1.5 million for the prior year's first nine-months. Without the special charges taken this quarter, the Company would have reported an adjusted pre-tax profit for the nine months of $275,000.

    -- The Company launched its Module Group that is focusing on opportunities which integrate various technologies and blend the Company's SAW and RF design expertise with new packaging capabilities to form module products. The Company recorded its first Module order this quarter for a smart-home application.

    -- The Company has completed selection of a vendor and has begun design of the custom IC chip for its 3rd generation Virtual Wire(R) products. The Company expects to offer the 3rd generation products for sale by its fourth quarter of next year.

    -- The Company reported positive cash flow from operations of approximately $2.1 million. Year-to-date positive cash flow from operations was approximately $4.2 million.

    -- Year-to-date the Company has reduced its liabilities by $2.5 million including $1.9 million in bank debt. The reduction in bank debt is net of a new $1.0 million mortgage to finance a building purchase.

    -- Capital spending for the quarter was approximately $800,000, consisting mostly of improvements to its purchased building to allow for consolidation of operations. Capital spending year-to-date was $2.5 million, including $1.4 million for the purchase of a building that had been leased.

    --  Depreciation and amortization for the quarter was $1.0 million. Year-to-date depreciation and amortization was $3.0 million.

    -- RFM Selected Adjusted Financial Data for the Quarter Ending May 31, 2003 ($000):



                            As Reported   Special Charges   Adjusted
                            -----------   ---------------   --------
Sales                            $10,818           --         $10,818
Cost of Sales                    $10,418       $2,630 (a)      $7,788
Gross Profit %                       3.7%          --            28.0%
Operating Expense                 $3,962       $1,216 (b)      $2,746
Net Income (Loss)                $(3,702)      $3,846 (c)        $144


(a) Obsolescence/Inventory Write-Downs

(b) Restructuring/Asset Impairment Charges

(c) Total Impact of Special Charges on Net Income (Loss)


    --  Product Mix for 3rd quarter sales was:

        --  Low-power Components         $5.1 Million

        --  Virtual Wire Products        $3.1 Million

        --  Filter Products              $1.8 Million

        --  Frequency Control Products   $0.7 Million

        --  Technology Development       $0.1 Million



    About RFM:

    RFM, headquartered in Dallas, is a leading developer, manufacturer and supplier of a broad range of radio frequency components and modules based on surface acoustic wave technology for the communications, automotive, consumer, medical, distribution and industrial markets worldwide. For more information on RF Monolithics, Inc., please see our Web site at www.rfm.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "expects," "plans," "anticipates," "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Further, the Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic conditions, acts of war, or acts of terrorism as they affect the Company, its customers and manufacturing partners, the timely development, acceptance and pricing of new products, the successful implementation of improved manufacturing processes, the dependence on offshore manufacturing, the impact of competitive products and pricing, availability of sufficient materials, labor, and assembly capacity to meet product demand, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2002. The Company does not assume any obligation to update any information contained in this release.

    Management Conference Call:

    RFM will host a Conference Call, open to the public, today at 5:00 p.m. EST. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing a toll-free number. Below is the information you will need:

    Internet Access-

    RFM at http://www.rfm.com. Click on the "Investor Relations" section and then click on "WebCast Live." You may also access the Conference Call at http://ccbn.com. To listen to the live call, please go to the Web site at least 15 minutes early to download and install any necessary audio software. A replay will be available on CCBN.

    Telephone Access-

    The toll-free dial-in number is 877/888-3490 and there is no password. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 888/509-0082. This replay will be active from 7:00 p.m. EST June 19 through June 20, 2003, and again June 23, 2003.




                         RF Monolithics, Inc.
                  Condensed Statements of Operations
               (In Thousands, Except Per Share Amounts)

                               Three Months Ended   Nine Months Ended
                                May 31,   May 31,   May 31,   May 31,
                                 2003      2002      2003      2002
                               ---------- -------- ---------- --------
                                   (Unaudited)         (Unaudited)

Sales                            $10,818  $10,439    $31,845  $31,969

Cost of sales                     10,418    7,873     25,826   24,604
                               ---------- -------- ---------- --------

    Gross profit                     400    2,566      6,019    7,365
                               ---------- -------- ---------- --------

Research and development             833      805      2,394    2,294

Sales and marketing                1,230    1,222      3,609    3,547

General and administrative           683      660      1,987    2,090

Restructuring and impairment       1,216        0      1,216        0
                               ---------- -------- ---------- --------

    Operating expenses             3,962    2,687      9,206    7,931
                               ---------- -------- ---------- --------

    Income (loss) from
     operations                   (3,562)    (121)    (3,187)    (566)

Other income (expense), net         (132)    (247)      (384)    (909)
                               ---------- -------- ---------- --------

    Income (loss) before income
     taxes                        (3,694)    (368)    (3,571)  (1,475)

Income tax (benefit) expense           8     (991)        20     (991)
                               ---------- -------- ---------- --------

    Net Income (Loss)           $ (3,702)   $ 623   $ (3,591)  $ (484)
                               ========== ======== ========== ========

Earnings per share:

    Basic                          $(.52)   $ .09      $(.50)  $ (.07)
                               ========== ======== ========== ========

    Diluted                        $(.52)    $.09      $(.50)   $(.07)
                               ========== ======== ========== ========

Weighted average common
    Shares outstanding:

    Basic                          7,168    7,103      7,152    7,085
                               ========== ======== ========== ========

    Diluted                        7,168    7,169      7,152    7,085
                               ========== ======== ========== ========


                         RF Monolithics, Inc.
                Condensed Consolidated Balance Sheets
                            (In Thousands)

                                      May 31, 2003    August 31, 2002
                                    ---------------- -----------------
                                      (Unaudited)
ASSETS
Cash and cash equivalents                      $237              $273
Accounts receivable, net                      6,524             7,374
Inventories                                   7,460            10,642

Other current assets                            383               429
                                    ---------------- -----------------

   Total current assets                      14,604            18,718
Net property and equipment                    9,742            11,353
Other assets, net                               332               439
                                    ---------------- -----------------
   Total
                                            $24,678           $30,510
                                    ================ =================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                          $6,320            $7,441
Long-term debt                                1,472             2,844

Other Liabilities                               205               216
                                    ---------------- -----------------
      Total liabilities                       7,997            10,501
Stockholders' equity                         16,681            20,009
                                    ---------------- -----------------
   Total                                    $24,678           $30,510
                                    ================ =================


    CONTACT: RF Monolithics, Inc., Dallas
             Buddy Barnes, 972/233-2900
             or
             Carol Bivings, 972/448-3767